                                                                    EXHIBIT 21.1

                               US XCHANGE, L.L.C.
                            LIST OF SUBSIDIARIES(1)


                                                   State of
                 Name (2)                         Organization
                 -------------------------------  ------------
                 US Xchange of Wisconsin, L.L.C.  Wisconsin
                 US Xchange of Indiana, L.L.C.    Indiana
                 US Xchange of Illinois, L.L.C.   Illinois

________

(1) The names of particular subsidiaries have been omitted since the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a "significant subsidiary" (as defined in Rule 1-02(w) of Regulation S-X) as of December 31, 1997.

(2) The names listed are the names under which each of said subsidiaries does business.